Exhibit 99.1.1

CONTACTS:
Sean McHugh
Investor Relations
561/438-0385
smchugh@officedepot.com

Brian Levine
Public Relations
561/438-2895
blevine@officedepot.com

OFFICE DEPOT, INC. CORRECTS LEASE ACCOUNTING METHOD

•	Company to Restate Financial Results for The Last Three Years to Reflect Changes in Accounting Methodology

•	Changes Expected to Reduce Previously Reported 2004 EPS by $0.01 per Share

Delray Beach, Fla. — March 4, 2005 – Office Depot, Inc. (NYSE: ODP) today announced that it is correcting its method of accounting for its real estate lease transactions to conform to generally accepted accounting principles (GAAP), as recently clarified by the Chief Accountant of the SEC in a February 7, 2005 public letter (the “Letter”).

Although amounts involved in correcting Office Depot’s method of accounting for lease transactions are not material to any one year, the Company has decided to restate prior year financial statements to correct errors resulting from its prior method of accounting for lease transactions. This decision will result in the restatement of previously reported financial results for the fiscal year ended on December 25, 2004 (as reported in the Company’s press release issued on February 10, 2005) and the financial statements for the fiscal years ended in December 2003 and 2002.

Corrected financial statements for these prior periods will be included in the Company’s Annual Report on Form 10-K, to be filed with the SEC on March 10, 2005. As applied to the Company’s fiscal year ended December 25, 2004, the change in its lease accounting methodology will reduce previously reported GAAP EPS from $1.07 per share to $1.06 per share for 2004. The restatement will similarly reduce GAAP EPS for each of 2003 and 2002 by approximately $0.01 per year.

After reviewing the statements made in the SEC Chief Accountant’s Letter, the Company immediately began an internal review of the Company’s previous interpretations of GAAP as applied to real estate lease transactions. The Company concluded that its previous interpretations did not comply with GAAP, and, accordingly, the Company is correcting its lease accounting in the following areas:

•	Adjusting rent expense to include the straight-line impact of escalating rents for periods where we are reasonably assured of exercising lease options and to recognize rent expense for an additional period of “rent holidays”;

•	Ensuring that leasehold improvements are amortized over the shorter of their economic lives or the lease term; and

•	Reclassifying tenant allowances from a reduction of depreciation expense to a reduction of rent expense. The reclassification of tenant allowances will also impact the balance sheet and statement of cash flows, but none of these changes will impact free cash flow (i.e., cash provided by operating activities less capital expenditures).

“Based on the internal review that we conducted after the issuance of the SEC Chief Accountant’s Letter, and discussions that we have had with our Audit Committee and our independent registered public accounting firm, Deloitte & Touche LLP, we have concluded, as many other retail companies have recently concluded, that our lease accounting methodology must be modified to conform to GAAP,” Charles Brown, Office Depot’s Executive Vice President and Chief Financial Officer commented.

“While the dollar amounts are not material to any prior year, we feel it is important that our financial statements conform to GAAP in all respects and thus are taking the steps outlined above in this press release,” Brown concluded.

About Office Depot
With annual sales approaching $14 billion, Office Depot sells more office products to more customers in more countries than any other company. Incorporated in 1986 and headquartered in Delray Beach, Florida, Office Depot conducts business in 23 countries and employs 46,000 people worldwide. The Company operates under the Office Depot®, Viking Office Products®, Viking Direct®, Guilbert®, and Tech Depot® brand names.

Office Depot is a leader in every distribution channel – from retail stores and contract delivery to catalogs and e-commerce. With $3.1 billion in online sales in FY’04, the Company is the world’s number three Internet retailer. In North America, Office Depot has 969 retail stores in addition to a national business-to-business delivery network supported by 22 delivery centers and more than 60 local sales offices. Internationally, the Company conducts wholly owned operations in 14 countries via 78 retail stores and 25 distribution centers, and operates 153 retail stores under joint venture and license arrangements in another seven countries.

The company’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission (“SEC”), including without limitation its most recent filing on Form 10-K, filed on February 26, 2004, its upcoming report on Form 10-K due on March 10, 2005, and its 10-Q and 8-K filings made from time to time. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

#######

2